UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Research Frontiers Incorporated

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240 Crossways Park Drive

Woodbury, NY 11797

(516) 364-1902

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 11, 2026 at 11:00 A.M.

To the Stockholders of Research Frontiers Incorporated:

Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the “Company”) will be held at the Company’s corporate office located at 240 Crossways Park Drive, Woodbury, New York 11797, on June 11, 2026 at 11:00 A.M., local time, for the following purposes:

1.	To elect one Class III director;

2.	To ratify the selection of CohnReznick LLP as the independent registered public accountants of the Company for the fiscal year ending December 31, 2026;

3.	To vote on an advisory resolution on the Company’s executive compensation;

4.	To vote on the frequency of future stockholder advisory votes on the Company’s executive compensation; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on April 17, 2026 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

The Board of Directors requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person. BECAUSE YOUR BROKER MAY NOT HAVE DISCRETION TO VOTE ON ALL OF THE ABOVE MATTERS, IT IS IMPORTANT THAT YOU SEND IN YOUR PROXY.

By Order of the Board of Directors,

JOSEPH M. HARARY , Secretary

Woodbury, New York

April 30, 2026

RESEARCH FRONTIERS INCORPORATED

240 CROSSWAYS PARK DRIVE, WOODBURY, NY 11797 (516) 364-1902

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, June 11, 2026

This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the “Company”) in connection with the solicitation by the Company of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Company’s corporate offices located at 240 Crossways Park Drive, Woodbury, New York 11797, on June 11, 2026 at 11:00 A.M., local time, and all adjournments thereof.

We currently intend to hold our annual meeting in person. In the event it is not possible or advisable to hold our annual meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our annual meeting website at https://www.cstproxy.com/smartglass/2026/ for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominee for director recommended by the Board of Directors listed below; (ii) for the ratification of the selection of the independent registered public accountants; (iii) for the approval, by non-binding vote, of the Company’s executive compensation and (iv) for the approval, by non-binding vote, of three years as the frequency of stockholder advisory votes on the Company’s executive compensation. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

The Company’s executive offices are located at 240 Crossways Park Drive, Woodbury, New York 11797. The Company believes that it can learn from constructive dialog with stockholders and other stakeholders and therefore actively encourages communications with all such interested parties. All appropriate e-mail communications to Directors@SmartGlass.com will be forwarded to each director of the Company. Furthermore, subject to the limits imposed by U.S. Securities and Exchange Commission (“SEC”) regulations regarding disclosure of information that is not made generally available to all stockholders at the same time, we will endeavor to respond to specific questions or suggestions which, in the opinion of management or the Board, merit individual response. On or about May 1, 2026 this Proxy Statement and the accompanying form of proxy, together with a copy of the Annual Report of the Company for the year ended December 31, 2025, including financial statements, are to be mailed to each stockholder of record at the close of business on April 17, 2026.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2026.

This Proxy Statement is available at www.smartglass.com/proxy.com.

VOTING SECURITIES AND SECURITY OWNERSHIP

Shares Entitled to Vote, Quorum and Required Vote

Only stockholders of record at the close of business on April 17, 2026 are entitled to vote at the meeting. As of April 17, 2026, the Company had issued and outstanding and entitled to vote 34,748,221 shares of common stock, par value $0.0001 per share (the “Common Stock”), the Company’s only class of voting securities outstanding. Each share of Common Stock entitles the holder thereof to one vote.

As a stockholder of record, you may vote in person at the Annual Meeting or you may vote by proxy without attending the meeting. If you are a registered stockholder, you may vote your shares by giving a proxy via mail, telephone or internet. To vote your proxy by mail, indicate your voting choices, sign and date your proxy card and return it in the postage-paid envelope provided. You may vote by telephone or internet by following the instructions on your proxy card. If you hold your shares through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares.

If you provide a properly executed proxy before voting at the Annual Meeting is closed, the persons listed on the proxy card will vote your shares of Common Stock in accordance with your directions. If you do not indicate how your shares are to be voted, the persons listed on the proxy card will vote your shares as recommended by the Board of Directors. The persons listed on the proxy card will also have the discretionary authority to vote on your behalf on any other matter that is properly brought before the Annual Meeting. If you wish to give a proxy to someone other than the persons listed on the proxy card, please cross out the names of the people listed on the proxy card and add the name of the person holding your proxy.

If we receive a valid proxy before voting at the Annual Meeting is closed, your shares are voted as indicated on the proxy card. If you indicate on your proxy card that you wish to “abstain” or “withhold,” as the case may be, from voting on an item, your shares will not be voted on that item.

If you do not provide voting instructions to your broker or nominee at least ten days before the Annual Meeting, that person has discretion to vote your shares on matters that the Nasdaq Capital Market has determined are routine. However, a broker or nominee cannot vote shares on non-routine matters without your instructions, and this is referred to as a “broker non-vote.”

Even though your broker may have discretionary authority under current Nasdaq Capital Market rules to vote your shares on your behalf on the proposal regarding the ratification of CohnReznick LLP as the independent registered public accountants of the Company for 2026, your broker does not have authority to vote on the election of directors or any other items on the agenda for the 2026 Annual Meeting of Stockholders, so it is important that you vote your shares and send in your proxy.

We cannot conduct business at the Annual Meeting unless a quorum is present. In order to have a quorum, a majority of the shares of the Common Stock that are outstanding and entitled to vote at the meeting must be represented in person or by proxy. Abstentions and broker non-votes will be counted to determine whether there is a quorum present. If a quorum is not present, the Annual Meeting will be rescheduled for a later date.

A Director is elected by a plurality of the votes cast at the meeting and the nominee for Class III director who receives the most votes will be elected. Please note that brokerage firms or other nominees may not vote your shares with respect to matters that are not “routine” under the rules. The rules were amended to provide that the election of directors is no longer a “routine” matter. Brokerage firms or other nominees may not vote your shares with respect to the election of directors without specific instructions from you as to how your shares are to be voted. Broker non-votes will have no effect on the outcome of the vote.

The ratification and appointment of our independent registered public accounting firm for 2026 requires an affirmative majority of the total votes cast “FOR” and “AGAINST” to be approved. This matter is considered a “routine” under the rules and, therefore, brokerage firms and other nominees have the authority under the rules to vote your unvoted shares with respect to this matter if you have not furnished voting instructions within a specified period prior to the meeting. Abstentions will have the same effect as votes against the proposal. Broker non-votes will have no effect on the outcome of the vote.

Security Ownership of Principal Stockholders and Management

The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Common Stock and for all directors and executive officers of the Company individually and as a group.

	Amount and
	Nature of		Exercisable
	Beneficial		Warrants	Percent
Name of Beneficial Owner	Ownership (1)		and Options	of Class
Five Percent Stockholders:

John Nelson	2,370,821		-	6.82
3610 Deerpath Road
Middleton, WI 53562

Gauzy Ltd.	1,838,824		-	5.29
14 Hathiya Street
Tel-Aviv Yafo Israel 6816914

Directors and Executive Officers:

Joseph M. Harary	853,550	(2)	355,000	2.43
Darryl Daigle	816,945	(3)	361,000	2.33
Alexander Kaganowicz	545,128	(4)	361,000	1.55
Eyal Peso	135,000	(5)	135,000	0.39
All directors and officers as a group (4 persons)	2,350,623	(6)	1,212,000	6.54

(1)	All information is as of April 17, 2026 and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based upon information furnished by the persons listed or contained in filings made by them with the SEC or otherwise known to the Company. Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power, and also includes options and warrants held by the listed persons that are presently exercisable or exercisable within the next 60 days, and awards of restricted stock subject to vesting are assumed to be fully issued and outstanding. Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements. The mailing address for the above individuals is c/o Research Frontiers Incorporated, 240 Crossways Park Drive, Woodbury, NY 11797.

(2)	All of Mr. Harary’s shares of Common Stock are pledged to a third party as collateral security for certain obligations.

(3)	Includes: (i) 75,158 shares of Common Stock held by Mr. Daigle’s business of which he has a 50% ownership interest, (ii) 125,000 shares of Common Stock owned by Mr. Daigle’s wife, as to which shares Mr. Daigle disclaims beneficial ownership, (iii) 33,926 shares of Common Stock held in an IRA by Mr. Daigle’s wife, and (iv) 4,269 shares of Common Stock held as a custodian for Mr. Daigle’s minor grandchildren.

(4)	Includes 19,205 shares of Common Stock held in an IRA by reporting person’s wife.

(5)	Mr. Peso is the CEO and Chairman of the Board of Directors of Gauzy Ltd. which has its beneficial ownership position listed separately and is not included in the shares reported for Mr. Peso. Mr. Peso disclaims beneficial ownership of the securities held by Gauzy Ltd. except to the extent of his pecuniary interest therein, if any.

(6)	Includes the securities described above in footnotes (2) through (5).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers, and persons who own more than 10% of the Company’s Common Stock to file with the SEC reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that during the fiscal year ended December 31, 2025, all Section 16(a) filing requirements applicable to its officers, directors and greater-than-10% stockholders were complied with, except that a Form 4 reporting the grant of stock options to Eyal Peso, a director of the Company, on December 31, 2025 was not filed within the two business days required under Section 16(a). The filing was delayed because Mr. Peso had not yet received his updated EDGAR Next filing credentials, which are required for all Section 16 filers. As of the date of this Proxy Statement, the required Form 4 has not yet been filed, and the Company expects to file it promptly upon Mr. Peso’s receipt of his EDGAR Next credentials.

ELECTION OF DIRECTORS

(Item 1)

One director of the Company will be elected at the 2026 Annual Meeting of Stockholders.

The Board of Directors recommends a vote FOR Darryl Daigle as a Class III director, and it is intended that proxies not marked to the contrary will be so voted.

Background

The Board of Directors is divided into three classes, Class I, Class II and Class III, which is intended to be as nearly equal in number as possible. Each class typically serves three years, with the terms of office of the respective classes expiring in successive years. The Company currently has four directors with three of these directors being independent directors. Two of these individuals are Class I directors, one of these individuals is a Class II director, and one of these individuals is a Class III director.

DIRECTOR RECOMMENDED BY THE BOARD OF DIRECTORS

The Board of Directors, upon recommendation of the Nominating and Corporate Governance Committee, proposes that Darryl Daigle be elected to serve as a Class III director and hold office for a three-year term expiring at the 2029 Annual Meeting of Stockholders, and until the election and qualification of a respective successor. Mr. Daigle (the “Board Nominee”) has indicated a willingness to serve as a director. If no other choice is specified in the accompanying proxy, the person named therein as proxies have advised the Board of Directors that it is their present intention to vote the proxy for the election of the Board Nominee. Each of the other current members of the Board of Directors of the Company was elected to such office by the stockholders of the Company. Should a Board Nominee become unable to accept nomination or election, it is intended that the person named in the accompanying proxy will vote for the election of such other person as the Board of Directors may nominate in the place of such Board Nominee on the recommendation of the Nominating and Corporate Governance Committee. There is no indication at present that the Board Nominee will be unable to accept nomination.

We believe that the members of our Board of Directors represent a desirable mix of backgrounds, skills and experience. The following biographical information is provided with respect to the Board Nominee, including the specific experience, qualifications, attributes or skills that led to the conclusion that the Board Nominee should serve as one of our directors considering our business and structure.

Director Nominee Standing for Election

Class III - Term Expires at the 2026 Annual Meeting of Stockholders

Darryl Daigle

Darryl Daigle, age 68, has been a shareholder of Research Frontiers since 1991 and has been a director of the Company since June 2012. Mr. Daigle is the Chairman of the Company’s Audit Committee and Compensation Committee, and is a member of the Stock Option and Nominating and Corporate Governance Committees. Mr. Daigle has been a principal owner of several profitable family-owned businesses in Louisiana. One of these, SPD Equipment Sales Inc., sells oilfield and marine equipment to the marine and oil and gas industries. Another business, S&D Bait Company LLC serves the commercial and recreational fishing industries in Louisiana. Mr. Daigle earned a business degree from Texas Tech University and is a former member of the Louisiana Seafood Promotion Board, to which he was appointed by Governor Murphy J. Foster, Jr.

INFORMATION ABOUT DIRECTORS CONTINUING IN OFFICE

The following directors will be continuing in office for the term indicated and are not up for re-election at the 2026 Annual Meeting of Stockholders:

Class I - Term Expires at the 2027 Annual Meeting of Stockholders

Joseph M. Harary

Joe Harary, age 65, became Vice President and General Counsel to the Company in April 1992 and has been a director of the Company since February 1993. In December 1999, Mr. Harary was promoted to the position of Executive Vice President and General Counsel, and in February 2002 was promoted to the position of President and Chief Operating Officer of the Company. Mr. Harary was promoted to his present position of President and Chief Executive Officer of the Company in January 2009. Mr. Harary has also been the Treasurer and Chief Financial Officer of the Company from 2005 to 2010, and its corporate Secretary since 2007. Prior to joining the Company, Mr. Harary’s corporate law practice emphasized technology, licensing, mergers and acquisitions, securities law, and intellectual property law at three prestigious New York City law firms. Mr. Harary graduated Summa Cum Laude from Columbia College in 1983 with an A.B. degree in economics and received a Juris Doctor degree from Columbia Law School in 1986 where he was a Harlan Fiske Stone Scholar. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York. Mr. Harary’s significant and diverse managerial experience with the Company for more than 30 years, including executive and operational roles, gives him unique insights into the Company’s business, relationships, challenges, opportunities and operations.

Eyal Peso

Eyal Peso, age 46, is a co-founder of Israeli-based Gauzy Ltd. and has served as its Chairman of its Board of Directors and Chief Executive Officer since 2009. Mr. Peso is an experienced entrepreneur with a strong track record in building a technology company from early to growth stages, covering all aspects from innovation and research and development management, funding and finance, sales and marketing and global multidiscipline operations. Prior to founding Gauzy, Mr. Peso was a business manager at Alvarion Technologies Ltd. (NASDAQ: ALVR) (acquired by SuperCom Ltd. in 2016), a leading telecom company. Mr. Peso holds a B.S.c in Electrical and Electronic Engineering and a Master’s degree in Business Administration, both from Tel Aviv University in Israel. Mr. Peso brings to Gauzy’s executive management and to its, and our, board of directors demonstrated senior leadership skills, years of experience in the high tech and electronics industries, and historical knowledge of Gauzy since the time of its founding.

Class II - Term Expires at the 2028 Annual Meeting of Stockholders

Alexander Kaganowicz

Alexander Kaganowicz, age 79, has been a shareholder of Research Frontiers since 1998 and has been a director of the Company since June 2013. Dr. Kaganowicz is the Chairman of the Company’s Nominating and Corporate Governance Committee and is a member of the Audit and Compensation and Stock Option Committees. In addition to being a shareholder, Dr. Kaganowicz has been involved in the performance and market testing of SPD products, including several demonstration installations of SPD SmartGlass in his home and work locations. For the past 31 years Dr. Kaganowicz has been the proprietor of a successful automotive services business in Freeport, NY. He holds a Doctorate in Chemistry from the University of Rome, has served as Adjunct Associate Professor at the New York Institute of Technology, and has worked as a clinical chemist with titles of Director of the Chemistry Department and Manager of the Pathology Department at the Booth Memorial Medical Center in Queens, NY (from 1974 to 1989). In addition, he owned and operated several successful medical supply companies in New York and Pennsylvania from 1989 to 2005. Dr. Kaganowicz research experience has resulted in several publications and textbook contributions.

CORPORATE GOVERNANCE

Board Leadership Structure and Risk Oversight

The Company promoted the Company’s President, Joseph M. Harary, to his current position as Chief Executive Officer effective in January 2009. Since 2009, the Company had separated the positions of Chairman and Chief Executive Officer. The Company’s founder, Robert L. Saxe served as the Company’s Chairman since the Company’s formation until his death in 2016. A new Chairman has not been appointed since the Company believes that the separation of responsibilities between the Chairman and Chief Executive is not necessary given the size of the Company’s Board of Directors and its composition, level of involvement, composition by long-term shareholders of the Company, and diversity. In addition, since the Board is responsible for the monitoring of the performance of the Company and of its Chief Executive Officer, together with the fact that the majority of the Board members are independent under the applicable listing standards of the NASDAQ Capital Market, helps to ensure that management functions are properly executed. The committees of the Board are each chaired by an independent director. Mr. Alexander Kaganowicz chairs the Nominating and Corporate Governance Committee, and Mr. Darryl Daigle chairs the Audit Committee and the Compensation Committee. Board Committee chairs are typically reviewed and determined annually after the Corporation’s Annual Meeting of Stockholders.

Our Board oversees a Company-wide approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. In setting our business strategy, our Board assesses the various risks that now or in the future may be faced by the Company and the degree to which they are being mitigated by management and determines what constitutes an appropriate level of risk for us.

While our Board has the ultimate oversight responsibility for the risk management process, various committees of our Board also have responsibility for risk management in their areas of responsibility. The Audit Committee focuses on financial risk, including internal controls. Risks related to our compensation programs are reviewed by the Compensation Committee and the Company’s overall compensation policies covering all employees are meant to motivate employees with an effective balance between cash and equity compensation, focus on performance, and improve our results on a cost-effective basis without encouraging excessive risk taking. Legal and regulatory compliance risks are reviewed by the Nominating and Corporate Governance Committee. Our Board is advised by the Committees of significant risks and management’s response via periodic updates.

Board Composition

The number of directors is currently set at four. The Board of Directors is divided into three classes, Class I, Class II and Class III, which is divided as nearly equal in number as possible. Members of each class are elected to serve for staggered three-year terms. The Company believes that a classified board of directors provides continuity and stability in pursuing the Company’s business strategies and policies and reinforces the Company’s commitment to a long-term perspective and increases the Board’s negotiating leverage when dealing with a potential acquirer. As discussed below under “Director Independence” a majority of the Board of Directors of the Company are “independent” directors.

At a minimum, Board members and candidates for membership on the Board of Directors must possess the experience, skills and background necessary to gain a basic understanding of the principal operational and financial objectives and plans of the Company, the results of operations and financial condition of our Company and its business segments and the relative standing of our Company and its business in relation to its competitors. In addition, candidates must have a perspective that will enhance the Board’s strategic discussions and must be capable of and committed to devoting adequate time to Board duties, including attendance at regularly-scheduled Board and Board Committee meetings.

The Nominating and Corporate Governance Committee reviews and assesses with the Board of Directors the specific skills, experience, and background sought of Board members in the context of our business and the then-current membership on the Board. This assessment includes a consideration of independence, diversity, skills, business experience, and personal and industry backgrounds. Although the Company does not have a formal policy on diversity, as a matter of practice, the Nominating and Corporate Governance Committee strives to have a diverse set of skills, experience and backgrounds represented on the Board in order to bring many different viewpoints to guide and assist management of the Company. The Nominating and Corporate Governance Committee and the Board generally regard the following as key skills and experience important for the Company’s Directors, as a group, to have in light of our current business and structure: senior leadership experience, public company board experience, experience in financial markets and with financing transactions, knowledge of accounting and financial reporting processes, experience in various industries relevant to the markets for the Company’s light-control technology, technical knowledge relevant to our products, licensing, marketing and strategic planning expertise and legal education and experience.

Director Independence

The Board has determined that the following current directors of the Company are “independent” in accordance with applicable listing standards of the NASDAQ Capital Market: Messrs. Daigle, Kaganowicz and Peso. Mr. Harary is employed as an executive officer of the Company and does not qualify as independent.

The NASDAQ Capital Market rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company; the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12

●	consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company; the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company

●	made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

●	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

In addition, an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the SEC providing that to qualify as “independent” for the purposes of membership on that committee, members of audit committees may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation.

Board Committees

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The Board has determined that each member of these committees is an “independent director” in accordance with applicable listing standards of the NASDAQ Capital Market. The current members of the Compensation Committee are Messrs. Daigle and Kaganowicz. The current members of the Audit Committee and Nominating and Corporate Governance Committee are Messrs. Daigle, Kaganowicz and Peso.

Audit Committee.

During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors which was updated in 2004 and was updated again in February 2009. The complete text of the Audit Committee’s current charter is available on Company’s website at www.SmartGlass.com.

The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company’s independent registered public accountants, the scope of audit procedures, general accounting policy matters and the performance of the Company’s independent registered public accountants. The Company believes that all members of its Audit Committee, due to their backgrounds and business experience, are Audit Committee’s “financial expert” (as such term is defined by applicable rules) and have a sufficient understanding of generally accepted accounting principles and financial statements, the ability to assess the general application of such principles, an understanding of internal controls over financial reporting and of audit committee functions to perform their duties as an Audit Committee.

Compensation Committee.

During fiscal 2014, the Compensation Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors in June 2014. The complete text of the Compensation Committee’s current charter is available on Company’s website at www.SmartGlass.com.

The Compensation Committee reviews and reports to the Board of Directors its recommendations for compensation of all employees and sets the compensation of the management of the Company. In addition, each committee member is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

The Company’s Compensation Committee has the authority specified in Rule 5605(d)(3) which requires the compensation committees of Nasdaq-listed companies to have specific responsibilities and authority with regard to compensation consultants, legal counsel, or other similar advisors to the compensation committee. Specifically, the compensation committee must have sole discretion to retain such advisors, must be directly responsible for oversight of their work, and must determine reasonable compensation to be paid to such advisors by the Company. Rule 5605(d)(3) also requires that the Compensation Committee may only select, or receive advice from, a compensation consultant, legal counsel, or other advisor after taking into consideration the following factors:

●	the provision of other services to the company by the person that employs the compensation consultant, legal counsel or other advisor;

●	the amount of fees received from the company by the person that employs the compensation consultant, legal counsel or other advisor, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other advisor;

●	the policies and procedures of the person that employs the compensation consultant, legal counsel or other advisor that are designed to prevent conflicts of interest;

●	any business or personal relationship of the compensation consultant, legal counsel or other advisor with a member of the compensation committee;

●	any stock of the company owned by the compensation consultant, legal counsel or other advisor; and

●	any business or personal relationship of the compensation consultant, legal counsel, other advisor or the person employing the advisor with an executive officer of the company.

Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for overseeing the governance practices of the Company and for making recommendations to the Board for any modifications to such practices. It also identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the committee recommends to the Board the directors to be appointed to Board committees. Because the Board of Directors of the Company has a majority of independent directors, these independent directors control the Board of Directors’ selection of nominees for director. The Nominating and Corporate Governance Committee is not required to, and does not have, a written charter.

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and by other Board members. The Nominating and Corporate Governance Committee may also engage the services of a director candidate search consultant. In that case, the director candidate search consultant will seek out candidates who have the experiences, skills, and characteristics that the Nominating and Corporate Governance Committee has determined are necessary to serve as a member of the Board and then present the most qualified candidates to the Nominating and Corporate Governance Committee and the Company’s management.

Once a prospective nominee has been identified, the Nominating and Corporate Governance Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the committee with the recommendation of the prospective candidate, as well as the committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries of the person making the recommendation or others. The initial determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described under the heading “Board Composition” above. The committee then evaluates the prospective nominee and his or her qualifications, as well as other factors which may include such things as whether the prospective nominee meets the independence requirements and other qualifications or criteria set forth under applicable listing standards of the NASDAQ Capital Market, or other requirements defined under applicable SEC rules and regulations; the extent to which the prospective nominee’s skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to the Company’s industry; the prospective nominee’s ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and the extent to which the prospective nominee holds any position that would conflict with responsibilities to the Company.

If the Nominating and Corporate Governance Committee’s internal evaluation is positive, the committee and possibly others will interview the candidate. Upon completion of this evaluation and interview process, the Nominating and Corporate Governance Committee makes a recommendation and report to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering this recommendation and report.

Additionally, in selecting nominees for directors, the Nominating and Corporate Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the committee and/or recommended by the Board. The Nominating and Corporate Governance Committee will also consider whether any person nominated by a stockholder has been so nominated on a timely basis and in accordance with the provisions of the Company’s By-Laws relating to stockholder nominations and other applicable provisions including those described in “2026 Stockholder and Director Nominations” below.

Attendance at Board, Committee, and Annual Stockholders’ Meetings

During 2025, the Company’s Board of Directors met four times, the Board’s Audit Committee met four times and also met several times informally, the Board’s Compensation Committee met ten times, and the Board’s Nominating and Corporate Governance Committee met four times. No incumbent director attended less than 75% of meetings of the full Board of Directors and of the Board committee(s) of which that director was a member during 2025. The Company encourages and expects all of its directors to attend its Annual Meeting of Stockholders in person or remotely, and all incumbent directors attended last year’s Annual Meeting of Stockholders.

Executive Officers

In addition to Joseph M. Harary, whose biographical information is provided above, the only other executive officer of the Company during 2025 was Michael R. LaPointe.

Michael R. LaPointe (Retired September 15, 2025)

Michael R. LaPointe, age 66, joined the Company as its Director of Marketing for Architectural Windows and Displays in March 2000 and served as the Company’s Vice President - Marketing from March 2002 until he became the Company’s Vice President-Aerospace Products in July 2013. Mr. LaPointe, a graduate of Brown University with a B.A. in Organizational Behavior & Management and a B.A. in Psychology, worked in a marketing capacity for IBM Corporation in the early 1980s. He subsequently founded and developed several companies involved in the application and licensing of new technologies for various consumer products. During that period Mr. LaPointe also worked as a management consultant, where in 1994 he began his relationship with the Company, assisting the Company with its marketing strategy. Mr. LaPointe is included in this Proxy Statement as a Named Executive Officer because he served as an executive officer of the Company during fiscal year 2025.

Compensation Committee Interlocks and Insider Participation

In 2025, the Compensation Committee of our Board of Directors consisted solely of independent directors. None of the Company’s executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of the Company’s Compensation Committee. No member of the Company’s Compensation Committee is a current or former employee of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Item 2)

The Audit Committee, with the concurrence of the Board of Directors, has selected the firm of CohnReznick LLP to serve as our independent registered public accountants for the fiscal year ending December 31, 2026. We expect that representatives of CohnReznick will attend the meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees paid or accrued for professional audit services rendered by the Company’s independent registered public accountants for the audit of our annual financial statements for the years ended December 31, 2025 and December 31, 2024, and fees billed to us for other services rendered by CohnReznick during these periods:

	2025	2024

Audit Fees (1)	$216,300	$184,800
Tax Fees (2)	13,464	13,464
Total	$229,764	$198,264

(1)	Audit fees include fees for the audit of the Company’s annual financial statements, review of financial statements included in the Company’s Form 10-Q Quarterly Reports, and services that are normally provided by the independent registered public accountants in connection with regulatory filings for those fiscal years.

(2)	Tax fees include fees for all services performed by the independent registered public accountants’ tax personnel except those services specifically related to the audit of the financial statements and includes fees for tax compliance and tax advice.

The Audit Committee has approved the above-listed fees, has considered whether the provision of the tax services described above is compatible with maintaining such accounting firms’ independence, and has determined that the provision of such services is compatible with maintaining such accounting firms’ independence.

The Board of Directors recommends a vote FOR ratification of the selection of the accounting firm of CohnReznick LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2026.

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

(Item 3)

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) and section 14A of the Exchange Act, we are providing stockholders with the opportunity to cast a vote on an advisory resolution on the Company’s executive compensation as reported in this Proxy Statement. Our executive compensation programs are designed to support the Company’s long-term success. As described below in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Compensation Committee has structured our executive compensation program to achieve the following key objectives:

●	provide total compensation packages to our executives that are competitive with our peer companies;

●	attract, retain and motivate executive officers who have the skills, experience and knowledge important to the success of the Company;

●	reward superior performance and encourage actions that drive our business strategy; and

●	align total executive compensation with the long-term performance of the Company and the interests of its stockholders and enable our executives to participate in the Company’s growth.

The Company believes that our performance-based executive compensation programs provide incentives that are aligned with the interests of our stockholders and have facilitated the Company’s performance. We urge stockholders to read the “Compensation Discussion and Analysis” below, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation philosophy and objectives, as well as the Summary Compensation Table and related compensation tables and narrative below which provide detailed information on the compensation of our named executive officers. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our named executive officers reported in this Proxy Statement has supported and contributed to the Company’s success.

We are asking stockholders to approve the following advisory resolution at the 2026 Annual Meeting:

RESOLVED, that the stockholders of Research Frontiers Incorporated (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2026 Annual Meeting of Stockholders.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will carefully review and consider the voting results when evaluating our executive compensation program.

The Board of Directors recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement, and it is intended that proxies not marked to the contrary will be so voted.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES

ON EXECUTIVE COMPENSATION

(Item 4)

We will provide an advisory vote on executive compensation at least once every year. In accordance with Dodd-Frank and section 14A of the Exchange Act, we are providing stockholders the chance to vote on whether future advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors recommends that future advisory votes on executive compensation occur every three years (triennially).

We believe that this frequency is appropriate for a number of reasons, including:

●	Our compensation programs have not typically changed significantly from year to year and we seek to be consistent;

●	A longer frequency is consistent with long-term compensation objectives; and

●	A three year cycle gives the Board of Directors and the Compensation Committee sufficient time to evaluate the results of the most recent advisory vote on executive compensation, to discuss the implications of that vote with stockholders to the extent needed, to engage compensation experts to the extent needed, and to develop and implement any adjustments to our executive compensation programs that may be appropriate in light of a past advisory vote on executive compensation.

For the foregoing reasons, we encourage our stockholders to evaluate our executive compensation programs over a multi-year horizon and to review our named executive officers’ compensation over the past three fiscal years as reported in the Summary Compensation Table below. We believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, and we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our compensation programs or other circumstances suggest that such a vote would be appropriate.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Stockholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the Board of Directors’ recommendation and the outcome of the stockholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to compensation programs.

The Board of Directors recommends that you vote to conduct future advisory votes on executive compensation every THREE years, and it is intended that proxies not marked to the contrary will be so voted.

AUDIT COMMITTEE REPORT

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee’s duties specifically include the appointment, compensation and supervision of the Company’s independent registered public accountants, as well as pre-approval of all auditing and non-auditing services provided by the Company’s independent registered public accounting firm. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the Company’s financial statements and its internal controls over financial reporting, if applicable, in accordance with the standards of the Public Company Accounting Oversight Board, and to issue a report thereon. As set forth in more detail in its charter, the Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee has discussed with the independent registered public accounting firm the matters required by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. In connection with these responsibilities, the Audit Committee met with management and the Company’s independent registered public accountants, to review and discuss all financial statements included in the Company’s quarterly and annual reports for the fiscal year ended December 31, 2025 (the “Financial Statements”) prior to their issuance and to discuss significant accounting issues. Management has advised us that the Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the Financial Statements with both management and the independent registered public accountants.

The Audit Committee also received written disclosures and the letter from the independent registered public accountants required by applicable requirements of the PCAOB Rule 3526 regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accountants that firm’s independence. Finally, the Audit Committee continued to monitor the integrity of the Company’s financial reporting processes and its internal procedures and controls.

Based upon the Audit Committee’s discussions with management and the independent registered public accountants, and the Audit Committee’s review of the representations of management and the independent registered public accountants, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.

Members of the Audit Committee:

Darryl Daigle (Chairman)

Alexander Kaganowicz

Eyal Peso

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation program including our philosophy, key program elements, the decisions made under the program and the factors that were considered in making those decisions. The commentary in the CD&A is intended to facilitate an understanding of the data found in the accompanying compensation tables.

This Compensation Discussion and Analysis primarily addresses the compensation of our Named Executive Officers listed below:

Joseph M. Harary, President and Chief Executive Officer

Michael R. LaPointe, Vice President – Aerospace Products (retired September 15, 2025)

Mr. LaPointe joined the Company in March 2000 and served in various marketing and business development roles until his retirement on September 15, 2025, most recently as Vice President – Aerospace Products, a position he had held since July 2013. Mr. LaPointe is included as a Named Executive Officer because he served as an executive officer of the Company during fiscal year 2025. As of the date of this Proxy Statement, Mr. Harary is the Company’s sole executive officer. Mr. Harary and Mr. LaPointe are referred to as the “named executive officers” throughout this Proxy Statement with respect to fiscal year 2025 compensation.

Our executive compensation program is intended to drive results, recognize contributions to the success of our company, and retain leadership talent. Our executive officers have shown solid leadership in the developments and commercialization of the Company’s proprietary SPD technology. The Company believes that the continued development of our growth strategy will be the key factor to establishing strong financial performance for shareholders in the future.

Our Compensation Philosophy and Objectives

The Company seeks to include in compensation for the Company’s executive officers a combination of base salary, equity incentives, and performance-based bonuses that is intended to attract, retain and motivate executive officers who have the skills, experience and knowledge important to the success of the Company and to reward superior performance and encourage actions that drive our business strategy. The objective of this approach is to align total executive compensation with the long-term performance of the Company and the interests of its stockholders and enable employees of the Company to participate in the Company’s growth. Through ownership of stock and options, the Company believes that executive officers are rewarded if the Company’s stockholders receive the benefit of appreciation of the price of the Common Stock.

The Compensation Committee reviewed and evaluated the Company’s executive and non-executive compensation policies and practices, including, specifically, the mix between salary and bonus, cash and equity, short-term and long-term incentives, and the use of performance measures and discretion with respect to individual awards. The Compensation Committee also evaluated how the Company’s compensation policies and practices could encourage excessive risk taking and how the Company’s policies and practices are structured to mitigate any such risks. In this regard, the Compensation Committee considered the following: (i) while base salary is the primary component of total compensation for most of the Company’s employees and such salaries are generally competitive, the Company has attempted to better align the interests of its executive officers and its stockholders by increasingly emphasizing incentive compensation for its executive officers, (ii) the Compensation Committee believes that the Company’s incentive plans for senior management, executive officers and its employees include an appropriate mix of short-term and long-term performance incentives and cash and equity compensation, (iii) the Compensation Committee believes that the goals and objectives in the Company’s incentive plans are reasonable and do not incentivize employees to take excessive risks, and (iv) the Company has one business unit so that there does not exist the risk that (A) any one business unit of the Company carries a significant portion of the Company’s risk profile, (B) is significantly more profitable than other business units within the Company, or (C) that the compensation structure is inconsistent among business units. As a result of this review and evaluation, the Compensation Committee concluded that any risks that may result from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee in Compensation Decisions

The compensation of executive officers of the Company, including its named executive officers, is determined by the Compensation Committee of the Company’s Board of Directors. The salaries of all executive officers are also reviewed at least annually by the Compensation Committee and by the entire Board of Directors. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, building stockholder value, and other relevant considerations, including a review of applicable compensation studies and other reference materials.

Compensation Consultants and Benchmarking

The Compensation Committee believes that it is neither necessary nor cost-effective to hire advisors to benchmark the structure and level of its executive officer compensation on an annual basis. However, from time to time, the Compensation Committee retains compensation consultants to advise it and compare the Company’s compensation practices versus similar companies. In 2025, the Company did not retain a compensation consultant.

In 2011, the Company retained Connell & Partners to analyze and compare the compensation of independent directors and of Mr. Harary against the compensation paid by a peer group of publicly-traded companies (the “Peer Group”). The Compensation Committee used the companies in the Peer Group based on its belief that they are similar to the Company in terms of business type, employee skill sets, revenue, and market capitalization.

The Company updated the Peer Group information with compensation data that was reported during 2025 and 2026. This updated compensation data for the Peer Group was considered by the Compensation Committee when evaluating the executive compensation for Mr. Harary. The following companies were included in the updated Peer Group:

Peer Company	Ticker
Arrowhead Pharmaceuticals, Inc.	ARWR
Autoscope Technologies Corp.	AATC
Aware, Inc.	AWRE
Creative Realities, Inc.	CREX
eMagin Corp.	EMAN
Innovative Solutions and Support, Inc.	ISSC
Mesa Laboratories, Inc.	MLAB
Microvision, Inc.	MVIS
ParkerVision, Inc.	PRKR
PCTEL, Inc. (acquired by Amphenol Corp)	APH
Peraso Inc.	PRSO
PowerFleet, Inc.	PWFL
PURE Bioscience, Inc.	PURE
Riot Blockchain, Inc.	RIOT

Not all of the fourteen Peer Group companies had reported their compensation data as of the record date for last year’s or this year’s annual meeting. As a consequence, the following Compensation Analysis will consider only the most recently reported compensation data for all the Peer Group companies that have reported their compensation data as of the record date for this year’s Annual Meeting.

Compensation Analysis:

The Compensation Committee reviewed and compared the following components of Mr. Harary’s compensation to that of executive officers serving in similar roles for companies in our compensation peer group: (1) base salary; (2) actual total cash compensation (base salary plus actual bonus); (3) long-term incentive compensation (fair value of stock options, restricted shares, and performance-based long-term incentive plans, annual equity participation (annual shares granted as a percent of shares outstanding); and (4) actual total direct compensation (actual total cash plus long-term incentive compensation) (“ATDC”). The following sets forth, as a percentage of ATDC, the first four of the aforementioned compensation components with respect to Mr. Harary as compared to that of our peer group.

2024 Compensation:

Base Salary:

Mr. Harary’s base salary in 2024 was $625,000. Base salary for executive officers performing similar roles for peer group members ranged from $200,000 to $1,510,000 with an average of $589,826. Mr. Harary’s base salary in 2024 represents 81% of his ATDC. Base salary as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 2% to 100% with an average of 46%.

Actual Total Cash Compensation:

Mr. Harary’s actual total cash compensation in 2024 was $703,362. Actual total cash compensation for executive officers performing similar roles for Peer Group CEO Executives ranged from $200,000 to $6,695,856 with an average of $1,365,453. Mr. Harary’s actual total cash compensation in 2024 as a percentage of his ATDC was 92%. Actual Total Cash Compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 5% to 100% with an average of 56%.

Long-Term Incentive Compensation:

Mr. Harary’s long-term incentive compensation in 2024 was $63,600. Long-term incentive compensation for Peer Group CEO Executives ranged from $0 to $79,263,056 with an average of $8,202,619. Mr. Harary’s long-term incentive compensation in 2024 as a percentage of his ATDC was 8% Long-term incentive compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 0% to 95% with an average of 44%.

Actual Total Direct Compensation:

Mr. Harary’s actual total direct compensation in 2024 was $766,962. Actual total direct compensation for Peer Group CEO Executives ranged from $215,000 to $83,532,328 with an average of $9,568,073.

The Compensation Committee, having met and deliberated ten times during 2024, believes that the current compensation approach and level of compensation of the Company’s named executive officers is appropriate and in the best interests of the Company and its stockholders.

2025 Compensation:

Base Salary:

Mr. Harary’s base salary in 2025 was $625,000. Base salary for executive officers performing similar roles for peer group members ranged from $151,900 to $1,565,000 with an average of $603,024. Mr. Harary’s base salary in 2025 represents 83% of his ATDC. Base salary as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 2% to 100% with an average of 43%.

Actual Total Cash Compensation:

Mr. Harary’s actual total cash compensation in 2025 was $691,077. Actual total cash compensation for executive officers performing similar roles for Peer Group CEO Executives ranged from $151,900 to $7,702,282 with an average of $1,516,813. Mr. Harary’s actual total cash compensation in 2025 as a percentage of his ATDC was 92%. Actual Total Cash Compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 5% to 100% with an average of 51%.

Long-Term Incentive Compensation:

Mr. Harary’s long-term incentive compensation in 2025 was $63,700. Long-term incentive compensation for Peer Group CEO Executives ranged from $0 to $79,263,056 with an average of $8,340,152. Mr. Harary’s long-term incentive compensation in 2025 as a percentage of his ATDC was 8% Long-term incentive compensation as a percentage of ATDC for executive officers performing similar roles for Peer Group CEO Executives ranged from 0% to 95% with an average of 49%.

Actual Total Direct Compensation:

Mr. Harary’s actual total direct compensation in 2025 was $754,777. Actual total direct compensation for Peer Group CEO Executives ranged from $191,300 to $83,532,328 with an average of $9,856,965.

The Compensation Committee, having met and deliberated ten times during 2025, believes that the current compensation approach and level of compensation of the Company’s named executive officers is appropriate and in the best interests of the Company and its stockholders.

Components of Named Executive Officer Compensation

The principal components of compensation for the named executive officers are base salary, performance-based annual cash compensation and long-term equity compensation. The Compensation Committee seeks to achieve a mix of these components such that total compensation is competitive in the marketplace. Historically, the Company’s compensation program focused on base salary as a primary means to compensate its named executive officers. In recent years, the Company has relied increasingly on short-term and long-term incentive compensation to better align the interests of the named executive officers with the interests of stockholders in both short-term and long-term growth. The Company continues to transition its compensation program from its historical base salary orientation to a program with an increasing emphasis on incentive compensation. The Compensation Committee does not have a formal policy for allocation between cash and non-cash or short-term and long-term incentive compensation. The following table shows the components of named executive officer compensation:

Component	Purpose	Characteristics
Base Salary	Compensate named executive officers for performing their roles and assuming their levels of executive responsibility. Intended to provide a competitive level of compensation, it is a necessary component in recruiting and retaining executives.	Fixed component. Annually reviewed and adjusted as appropriate.

Performance-based Annual Incentive Compensation	Promote the achievement of short-term business and financial goals. Align named executive officers and stockholder interests in the short-term performance of the Company and reward named executive officers for superior Company performance during the short-term.	Performance-based bonus opportunity based on the achievement of certain goals, which may be individual performance goals, Company performance goals or a combination of the two.

Long-Term Equity Compensation	Promote the achievement of the Company’s long-term financial goals and increases in value for the Company’s stockholders. Align named executive officers and stockholder interests, promote named executive officers’ retention and reward named executive officers for superior Company performance over time.	Reviewed annually and granted, if appropriate, in the form of stock options and stock awards.

Base Salary. The amount of base salary for any executive officer is based on the level of responsibility of the executive officer, the Company’s performance, the executive officer’s individual performance and the executive officer’s compensation compared to similarly situated executives in the Compensation Peer Group. As mentioned above, historically the Company’s compensation program has focused on base salary as its primary compensation element. Base salary is an important element in recruiting and retaining executive officers.

Performance-based Annual Incentive Compensation. To better align our compensation practices with the market and to promote the achievement of short-term business and financial goals, the Compensation Committee has increasingly emphasized bonus opportunities for its executive officers in the form of performance-based annual incentive compensation.

A portion of Mr. Harary’s 2025 compensation was tied to the achievement of various business and financial goals during the year. Under his employment agreement, Mr. Harary is eligible to earn a cash bonus based upon the achievement of performance goals established by the Board. As set forth below, the performance goals established by the Board for 2025 were divided into two main categories and, at the end of the performance period, the Compensation Committee determined the extent to which the pre-established performance goals were satisfied during the performance period.

For 2025, Mr. Harary’s target bonus was based on: (i) the achievement of revenue goals, and (ii) the achievement of other non-revenue performance objectives. The amount of compensation awarded for 2025 to Mr. Harary as a bonus is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” below.

A cash bonus may be awarded to any officer of the Company at the discretion of the Board and Compensation Committee for extraordinary individual achievement or for other reasons. No discretionary bonus was awarded to Mr. LaPointe for 2025.

Long-Term Equity Compensation. The Company uses long-term equity compensation to provide incentives to those most responsible for the Company’s success, to promote the achievement of the Company’s long-term financial goals and to align the interests of its executive officers, employees and consultants with that of its stockholders. The award of long-term equity compensation also assists the Company in attracting and retaining executive officer talent and reduces the amount of cash compensation that would otherwise be necessary to do so. The Company has granted equity awards to executive officers in the form of stock options or restricted stock under the Company’s 2019 Equity Incentive Plan (the “2019 Plan”) and its predecessor plan, the 2008 Stock Option Plan (which expired in April 2018).

The Compensation Committee does not employ quantitative criteria or performance measures from year to year in the granting of equity awards. Rather, the form and amount of equity awards are based on a subjective determination by the Compensation Committee of the effectiveness of each named executive officer and the extent of his contributions to the Company. The Company seeks to emphasize equity compensation to better align the interests of its named executive officers and stockholders and to promote the retention of its named executive officers. Accordingly, the Company awards long-term equity awards at levels it believes reflect these goals.

The Compensation Committee and Board believe that an equity incentive plan is essential to the Company’s continued success. The purpose of such equity incentive plans is to afford an incentive to executive officers, other employees, non-employee directors and consultants of the Company to acquire a proprietary interest in the Company, to continue as employees, non-employee directors or consultants (as the case may be), to increase their efforts on behalf of the Company and to promote the success of the Company’s business. The Compensation Committee and Board believe that the granting of equity incentive awards will promote continuity of management, help attract new employees, and encourage employees, directors, officers and consultants, to increase their stock ownership in the Company and provide an increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. To further such purposes, stock options, stock appreciation rights, restricted stock and restricted stock units may be granted pursuant to such equity incentive plans. The Company has relied primarily on stock option grants and awards of restricted stock under its prior equity incentive plans to compensate named executive officers. The Company has not awarded stock appreciation rights or restricted stock units.

During 2025, the Compensation Committee awarded option awards to its named executive officers as set forth in the “Grants of Plan-Based Awards in 2025” table below.

Employment Arrangements

In 2009, the Company entered into a five-year employment agreement with Joseph M. Harary, which was effective as of January 1, 2009 when Mr. Harary was promoted to the position of Chief Executive Officer of the Company. Pursuant to that agreement, in addition to possible future equity incentive awards granted by the Board of Directors of the Company in their discretion, Mr. Harary received 150,000 shares of restricted stock of the Company which vested monthly over a three-year period. An amendment to this agreement was executed effective as of September 26, 2019 between the Company and Joseph M. Harary which extended the agreement through December 31, 2024. The agreement automatically renews itself for successive one-year terms unless either the Company or Mr. Harary gives the other at least 90 days prior written notice of the intention not to renew the employment agreement prior to its expiration. Mr. Harary received an annual base salary from the Company of $625,000 in 2025 and will receive an annual base salary of $625,000 in 2026. In addition, Mr. Harary will be eligible to also earn a discretionary bonus based upon the achievement of revenue-based performance goals established by the Board of Directors. Pursuant to his employment agreement, if Mr. Harary’s employment is terminated due to his death or disability, Mr. Harary shall be entitled to receive his base salary (less any disability payments) for six months as well as any earned or accrued bonus. If Mr. Harary’s employment is not renewed or is terminated by the Company other than due to death, disability, or for cause (as defined in the agreement) prior to its scheduled expiration date, then Mr. Harary shall also receive his base salary for between one and three years, depending upon the date of such termination. If there is a change in control of the Company, Mr. Harary shall receive his base salary for the longer of three years or the scheduled date of termination of Mr. Harary’s employment agreement. Unless vesting is otherwise accelerated under the terms of an equity award (which is usually done in the case of death or disability of an employee), if Mr. Harary’s employment is terminated by the Company in breach of his employment agreement or is terminated by Mr. Harary other than for good reason (as defined in the agreement), any unvested equity awards shall also become immediately vested. Pursuant to the employment agreement, Mr. Harary is also entitled to four weeks paid vacation each year, and other fringe benefits generally applicable to other employees of the Company. Under his employment agreement, Mr. Harary has also agreed to certain restrictive covenants including Mr. Harary’s agreement not to solicit employees or compete with the Company for a period of two years following the termination of his employment thereunder.

The Company did not have an employment agreement, written or unwritten, with Mr. LaPointe at any time during his employment with the Company. Mr. LaPointe retired from the Company on September 15, 2025, and received no severance or separation payments in connection with his retirement, other than the payment for unused vacation time.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference therein.

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on its reviews and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

This report is submitted on behalf of the Compensation Committee.

Members of the Compensation Committee

Darryl Daigle (Chairman)

Alexander Kaganowicz

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding each element of compensation that we pay or award to our named executive officers. The Company has not and does not currently provide, and has no plan to provide in the future, pension benefits, non-qualified defined contributions, or deferred contributions.

					Non-Equity
				Stock/Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Compensation	Compensation	Total ($)
Principal Position	Year	($)	($)	($)(1)	($)(3)	($)(2)	(4)

Joseph M.	2025	625,000	-	63,700	18,000	48,077	754,777
Harary, President	2024	625,000	-	63,600	35,093	43,269	766,962
and Chief Executive Officer	2023	500,000	-	61,200	100,000	38,462	699,662

Michael R. LaPointe,	2025	27,846	-	-	30,884	3,077	61,807
Vice President-Aerospace	2024	40,000	-	6,360	-	-	46,120
	2023	40,000	-	6,120	3,000	-	50,860

(1)	Amounts in this column represent stock options issued in 2025, 2024 and 2023 (no restricted stock awards were issued during this period). The dollar value of option awards listed in this column are estimated grant date fair values based upon the Black-Scholes valuation method in accordance with Financial Accounting Standards Board Accounting Standard Codifications Topic 718 (“ASC 718”) and using the assumptions set forth in the Company’s Annual Report on Form 10-K for the respective year in question.

(2)	Consists of cash payments of accrued but unused vacation and other taxable benefits.

(3)	For Mr. LaPointe, the amount in the Non-Equity Incentive Plan Compensation column for 2025 represents sales commissions earned pursuant to a formula-based compensation arrangement prior to his retirement on September 15, 2025.

(4)	Consists of cash compensation (salary, bonus, and accrued vacation) plus non-equity incentive compensation and the estimated grant date fair value of stock and option awards calculated based upon the valuation methods described in footnote (1) above. These amounts do not indicate the amount received by the individual since estimated values will fluctuate based upon future market conditions.

Grants of Plan-Based Awards in 2025

The table below provides information regarding payment of non-equity incentive plan compensation and awards of stock options pursuant to the 2019 Equity Incentive Plan (the “2019 Plan”) to the named executive officers of the Company.

					All Other	Grant Date
		Estimated Possible Payouts			Equity	Fair Value
		under Non-Equity Incentive			Awards:	of Stock	Closing
		Plan Awards (1)			Number of	and Option	Stock	Restricted
	Grant	Threshold	Target	Maximum	Options	Awards	Price	Stock
Name	Date	($)	($)	($)	(#) (2)	($)	($)	Grant
Joseph M. Harary	12/31/2025	-	-	-	65,000	63,700	1.31	-

(1)	These columns report the range of cash payouts for 2025 performance under Mr. Harary’s employment agreement as described in the Compensation Discussion and Analysis.

(2)	Represents awards of stock options made under the 2019 Plan.

Outstanding Equity Awards at December 31, 2025

The following table shows all options outstanding as of the end of 2025 that have been granted to named executive officers of the Company. All options were fully vested and exercisable as of the end of 2025.

	Option Awards
	Number of Securities
	Underlying
	Unexercised Options	Option Exercise	Option	Option
	(#)	Price	Grant	Expiration
Name	Exercisable	($)	Date	Date

Joseph M. Harary	55,000	2.785	12/31/2020	12/30/2030
	55,000	1.72	12/31/2021	12/30/2031
	60,000	1.95	12/31/2022	12/30/2032
	60,000	1.02	12/31/2023	12/30/2033
	60,000	1.68	12/31/2024	12/30/2034
	65,000	1.33	12/31/2025	12/30/2035
	355,000

Michael R. LaPointe	5,000	3.11	12/31/2019	12/30/2029
	5,000	2.875	12/31/2020	9/15/2030
	5,000	1.72	12/31/2021	9/15/2030
	6,000	1.95	12/31/2022	9/15/2030
	6,000	1.02	12/31/2023	9/15/2030
	6,000	1.68	12/31/2024	9/15/2030
	33,000

Stock Options Exercised and Stock Vested in 2025

No stock options were exercised in 2025 by any named executive officer of the Company. No shares of stock were acquired by any named executive officer in 2025 upon vesting of awards of stock pursuant to the 2019 Plan. There are no unvested awards of restricted stock outstanding as of the end of 2025 that have been awarded to our named executive officers.

Potential Payments upon Termination or Change of Control

Mr. Harary’s employment agreements provide for certain payments and benefits upon a termination, separation, or change in control. None of our other named executive officers has an employment agreement with us or are otherwise entitled to any sort of cash payment upon termination or separation from us.

The 2019 Plan, and its predecessor plan (2008 Plan which expired in April 2018), provide for the continuation or acceleration of certain awards and grants thereunder in the event of specified separations from employment with us. Under the standard grant agreements for options granted under our 2019 Plan and 2008 Plan, the option holder generally has three months after the date of termination to exercise options that were exercisable on or before the date that employment ends unless the options’ expiration date occurs first (other than for death or disability). Upon an option holder’s death or disability, the holder or the holder’s estate, as applicable, may exercise options that were exercisable on or before the date that employment ends due to death or disability for a period of six months thereafter, unless the options’ expiration date occurs first. All of the outstanding options issued to our named executive officers are vested.

Under award agreements with our named executive officers for restricted stock granted pursuant to our 2008 Plan, each named executive officer’s unvested restricted stock shall immediately become fully vested as of the date of his termination due to death or disability. In addition, Mr. Harary’s employment agreement provides that his restricted stock and any additional equity incentive awards granted to him under the 2019 Plan and the 2008 Plan or otherwise will immediately vest upon his termination by the Company (other than for cause or in connection with his death or disability), his resignation for good reason or upon change of control of the Company.

Joseph M. Harary

The following table describes the potential payments and benefits to Mr. Harary upon termination of his employment or a change of control of the Company had such termination or change of control occurred on December 31, 2025.

					By Company			By Mr. Harary
						Other				Other
						than for		For		than
					For	Disability		Good		Good	Change of
	Death		Disability		Cause	or Cause		Reason		Reason	Control
Payments and Benefits	($)		($)		($)	($)		($)		($)	($)

Accelerated vesting of Restricted Stock	-		-		-	-		-		-	-

Cash payment under employment agreement	312,500	(1)	312,500	(2)	-	625,000	(3)	625,000	(3)	-	1,875,000	(3)

Bonus payable under employment agreement (4)	-		-		-	-		-		-	-

(1)	The amount of the benefit shown would be paid over a six-month period following the date of his death in the manner it would have been paid if Mr. Harary’s employment would have continued.

(2)	The amount of the benefit shown would be paid in equal installments over a six-month period following the date of Mr. Harary’s termination on December 31, 2025 at such intervals (at least monthly) as salaries are paid generally to executive officers of the company. Mr. Harary’s employment agreement provides that the company shall pay the amount, if any, by which Mr. Harary’s base salary for the period commencing on the date of termination and ending on the six-month anniversary of such date the exceeds the sum of (i) the amount of base salary received by Mr. Harary with respect to the period he was disabled and (ii) the sum of the amounts, if any, payable to him under the Company’s benefit plans. The amount of the benefit shown assumes that Mr. Harary became disabled and was terminated on December 31, 2025, that Mr. Harary did not receive his base salary during the period in which he was disabled and that no amounts were payable to him under the Company’s benefit plans.

(3)	The amount of the benefit shown would be paid over a three-year period following the date of his termination in the manner it would have been paid if Mr. Harary’s employment had not so terminated.

(4)	Assumes that Mr. Harary was eligible as of the date of his termination to receive a bonus in the amount reported in the “Summary Compensation Table” for 2025 and that such bonus payment had not already been made.

Michael R. LaPointe

Mr. LaPointe was not entitled to any payment upon termination for any other reason or upon a change of control of the Company.

DIRECTOR COMPENSATION

The Company believes that it is appropriate to set target levels of director compensation based upon the factors described above for service on the Company’s Board of Directors. Based in part upon its review of comparable directors fees paid among the Compensation Peer Group companies, and upon the analysis and recommendations of the independent compensation consulting firm noted above, each non-employee independent director was to receive total compensation with respect to service as a Director during 2025 having a valuation initially targeted at approximately $80,000, which targeted amount is then subject to adjustment based upon results achieved and future modification as a result of prevailing compensation levels and other factors. The mix of cash and equity grant for 2025 was developed following the review of an independent compensation consulting firm’s report and an evaluation of prevailing trends and best practices in corporate governance and director compensation in a broad range of public companies.

Non-management directors of the Company each received compensation for service on the Board in 2025 in an option award granted in December 2025 for a total of 45,000 shares of Common Stock of the Company (having an estimated value at the time of grant of $44,100 and a cash fee paid in January 2025 of $40,000. The following table summarizes compensation paid or awarded to the Company’s non-management directors in 2025. The management director is not compensated separately for their service as a director and their compensation as an employee of the Company is shown on the “Summary Compensation Table” of this Proxy Statement.

	Fees Paid in	Stock/Option
Name	Cash ($)	Awards ($)	Total ($)

Darryl Daigle	40,000	44,100	84,100
Alexander Kaganowicz	40,000	44,100	84,100
Eyal Peso	40,000	44,100	84,100

RELATED-PARTY TRANSACTIONS

Effective June 4, 2023, the Chairman and CEO of Gauzy, Ltd. one of the Company’s licensees, joined the Board of the Company. Gauzy’s license agreement has been in effect since September 17, 2017 and provides for minimum annual royalties and earned royalties relating to sales of SPD-SmartGlass architectural window products. Because the Company collects a 10-15% royalty from the higher-priced end product sales by Gauzy’s customers purchasing their SPD-Smart light control film, under its license agreement with Gauzy, the Company does not collect a royalty on sales by Gauzy of SPD-Smart light control film to these licensee customers. In addition, the Company’s licensee Vision Systems, Inc. is a 100% owned subsidiary of Gauzy, Ltd. For years ended December 31, 2025 and 2024, fee income related to Gauzy and Vision Systems represented 15% and 13%, respectively, of the Company’s total fee income. In addition, as of December 31, 2025 and 2024, the Company’s accounts receivable from Gauzy and Vision Systems represented 79% and 25%, respectively, of the Company’s total net royalties receivables. In addition, the Company utilized Gauzy to manufacture SPD’s on occasion with total purchases from Gauzy in 2025 of $39,975, which is included with accounts payable at December 31, 2025. There were no purchases from Gauzy in 2024. Other than the foregoing, the Company has no related-party transactions to report for 2025. The Company’s policy is to follow the procedures established under Delaware corporate law for approval of related-party transactions.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2025 with respect to shares of the Common Stock that may be issued under the Company’s existing 2019 Equity Incentive Plan, and any other equity that may be issued to officers or directors of, or consultants to, the Company. There are no equity compensation plans that were not approved by the Company’s stockholders.

Number of Securities
	to be issued upon exercise of	Weighted-average	Number of securities remaining available
	outstanding	exercise price of	for future issuance
	options, warrants	outstanding options,	under equity
Plan category	and rights	warrants and rights	compensation plans

Equity compensation plans approved by security holders	3,075,000	1.85	1,239,000

Equity compensation plans not approved by security holders	-	-	-

Total	3,075,000	$1.85	1,239,000

STOCK PRICE PERFORMANCE

The following table sets forth the range of the high and low selling prices (as provided by the NASDAQ Capital Market) of the Common Stock for each quarterly period within the past two fiscal years. The following high and low selling prices may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

Quarter Ended	Low	High

March 31, 2024	$0.93	$1.57
June 30, 2024	1.16	2.41
September 30, 2024	1.79	2.39
December 31, 2024	1.53	2.31

March 31, 2025	$1.10	$1.86
June 30, 2025	0.93	2.09
September 30, 2025	1.21	1.97
December 31, 2025	1.26	2.70

The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 2020 in the Common Stock (REFR), the NASDAQ Composite Index and the NASDAQ Electronic Components and Equipment Index. The stock price performance shown on the graph below reflects historical data and is not necessarily indicative of future price performance.

2026 STOCKHOLDER AND DIRECTOR NOMINATIONS

Any stockholder who intends to present a proposal for action, including the nomination of a candidate for Director, at the Company’s 2027 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company’s By-Laws and of Rule 14a-8 of the SEC. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797, Attention: Corporate Secretary, by December 31, 2026. Section 2.12 of the Company’s By-Laws (a copy of which is available upon request) sets forth the procedures that must be followed with respect to stockholder nominations, which include a requirement that the person making the nomination be a stockholder of record at the time of giving notice for such stockholders meeting and who shall be entitled to vote for the election of directors at the meeting, and that such nomination be made pursuant to timely notice in proper written form to the Secretary of the Company. To be in proper written form, such notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company which are owned beneficially and of record by such person, (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A promulgated under the Exchange Act of 1934 (including, without limitation, such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a director if elected), and (v) any other information that is or would be required to be disclosed in a Schedule 13D promulgated under the Exchange Act regardless of whether such person would otherwise be required to file a Schedule 13D, and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company’s books, as such stockholder, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder, and (iii) a description of all arrangements or understandings between such stockholder and the person nominated by such stockholder, and any interest by such stockholder in the election of the person nominated by such stockholder, and any relationship between such stockholder and the person so nominated. In addition, a person providing notice under this Section shall supplementally and promptly provide such other information as the Company otherwise requests. At the request of the Board, any person nominated by the Board for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder’s notice of nomination which pertains to the nominee.

HOUSEHOLDING INFORMATION

SEC regulations permit the Company to send a single set of proxy materials, which includes this Proxy Statement and the Annual Report to Stockholders, to two or more stockholders that share the same address. Each stockholder will continue to receive his or her own separate proxy card. Upon written or oral request, the Company will promptly deliver a separate set of proxy materials to a stockholder at a shared address that only received a single set of proxy materials for this year. If a stockholder would prefer to receive his or her own copy, please contact Juliette Madden, by telephone at (516) 364-1902, by U.S. mail at Research Frontiers Incorporated, 240 Crossways Park Drive, Woodbury, NY 11797, or by e-mail at info@SmartGlass.com. Similarly, if a stockholder would like to receive his or her own set of the Company’s proxy materials in future years or if a stockholder shares an address with another stockholder and both would like to receive only a single set of the Company’s proxy materials in future years, please contact Juliette Madden.

GENERAL AND OTHER MATTERS

Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

By Order of the Board of Directors

JOSEPH M. HARARY, Secretary

Woodbury, New York

April 30, 2026

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2025 INCLUDING FINANCIAL STATEMENTS AND ANY SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF THE COMPANY’S STOCKHOLDERS, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY’S OFFICES, ATTENTION: SECRETARY. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL 17, 2026.

[PROXY CARD - FRONT]

PROXY

RESEARCH FRONTIERS INCORPORATED

240 Crossways Park Drive, Woodbury, New York 11797-2033

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS - June 11, 2026

The undersigned hereby appoints Joseph M. Harary and Alexander Kaganowicz, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 11, 2026, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

Dated: ___________________________________________, 2026

______________________________________________________

______________________________________________________

Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

[PROXY CARD - BACK]

1.	ELECTION OF DIRECTOR

CLASS III NOMINEE: Darryl Daigle

☐	FOR nominee listed above.

☐	WITHHOLD AUTHORITY to vote for nominee listed above.

2.	RATIFICATION OF THE SELECTION OF COHNREZNICK LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVE, BY NON-BINDING VOTE, THE COMPANY’S EXECUTIVE COMPENSATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	RECOMMEND, BY NON-BINDING VOTE, THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION.

☐ 3 YEARS	☐ 2 YEARS	☐ 1 YEARS	☐ ABSTAIN

5.	If no specification is made, this proxy will be voted FOR the nominee listed above and FOR RATIFICATION of Proposal 2, FOR APPROVAL of Proposal 3 and Proposal 4, and 3 YEARS for Proposal 5.

Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 11, 2026.

☐ YES	☐ NO